Exhibit 23.2

Engineer’s Consent

As independent petroleum engineers, we hereby consent to the incorporation by reference of our appraisal reports for QEP Energy Company (formerly Questar Exploration and Production Company) as of years ended December 31, 2009, 2008, and 2007 in the Annual Report on Form 10-K and this related Current Report on Form 8-K of Questar Corporation.

/s/ Ryder Scott Company L.P.___

RYDER SCOTT COMPANY L.P.

Denver, Colorado

September 29, 2010

 HN\811204.2